EXHIBIT 99.1
Belgium Cable Investors exercises options to increase stake in
Telenet Group Holding N.V.
Liberty Global shareholding interest to go from 21.37 to 28.07%
Denver, Colorado — November 13, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) today announced that, Belgian Cable Investors (Delaware) GP (“BCI”) which is controlled by Liberty Global, has exercised options to purchase 6.75 million shares in Telenet Group Holding N.V. (“Telenet”) (Euronext Brussels: TNET), the largest cable operator in Belgium, for a total purchase price of EUR 135 million or EUR 20 per share.
The shares will be purchased from various “Mixed Intercommunales” (entities comprised of certain Flanders municipalities and Electrabel N.V.). As a result of this exercise, Liberty Global will increase its controlled shareholding from 21.37% to 28.07% of the outstanding shares of Telenet at October 13, 2006. The Mixed Intercommunales and certain of our affiliates are members of a “Syndicate” that collectively holds 55.17% of the outstanding Telenet shares at October 13, 2006. The purchase of the 6.75 million Telenet shares upon exercise of the options will result in Liberty Global controlling a majority of the Telenet shares held by the Syndicate. Ownership of the majority of the Syndicate shares entitles Liberty Global to sufficient governance rights such that Liberty Global will be consolidating Telenet for financial reporting purposes.
Mike Fries, President and CEO of Liberty Global said, “Current market conditions allowed us to exercise these options, enhancing the value of our existing investment in Telenet. Telenet has a robust market position and we remain very supportive of the Company and the management team”.
Telenet offers cable television, voice and broadband services to residential customers. At June 30, 2006, Telenet had approximately 2,884,000 revenue generating units (“RGUs”) including 1,816,000 video RGUs, 399,000 voice RGUs and 669,000 broadband Internet RGUs.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries, principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
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